Exhibit 99.1

TechTeam Global Names Marc J. Lichtman Chief Financial Officer

          SOUTHFIELD, Mich., June 8 /PRNewswire-FirstCall/ -- TechTeam Global, Inc., (Nasdaq: TEAM), a global provider of information technology (IT) and business process outsourcing support services, today announced that Marc J. Lichtman, Vice President of Accounting Operations and Chief Accounting Officer, has been appointed to the position of Vice President, Chief Financial Officer, and Treasurer.

          In his new position, Lichtman, 39, will assume responsibility for the Company’s investor relations activities as well as corporate treasury operations and management. Lichtman will continue to oversee the Company’s financial functions, including global accounting operations and internal controls, financial budgeting and forecasting processes, and Security and Exchange Commission (SEC) reporting activities, which he has been managing since 2004.

          Prior to joining TechTeam in December 2003 as global corporate controller, Lichtman enjoyed a successful 14-year career in public accounting providing audit and business advisory services for over 100 different organizations primarily in the technology, manufacturing, and professional services industries. He was a partner in the Assurance and Business Advisory Practice of Arthur Andersen LLP, where he was employed from 1989 until 2001. More recently, Lichtman served as a principal in the Assurance and Advisory Business Services Practice of Ernst & Young LLP following the consolidation of Andersen’s southeastern Michigan offices with Ernst & Young in 2002. Lichtman is a 1989 graduate of Michigan State University and a Certified Public Accountant.

          Commenting on the announcement, Chris Brown, President and Chief Executive Officer, stated, “We are pleased to be able to name a new chief financial officer from within our organization. During Marc’s tenure at TechTeam, he has made significant contributions to our success by strengthening the Company’s accounting operations, enhancing the completeness and transparency of our financial statements and SEC filings, and leading the Company’s efforts to comply with the internal control requirements of the Sarbanes-Oxley Act. Marc’s experience at TechTeam and as a partner with a former Big Five accounting firm make him ideally suited to assume this position.”

          TechTeam Global, Inc. is a worldwide provider of IT and business process outsourcing services to Fortune 1000 corporations, multinational companies, product providers, small and mid-sized companies, and government entities. TechTeam’s ability to integrate computer services into a flexible, total single-point-of-contact (SPOC) solution is a key element of its success. Partnerships with some of the world’s best-in-class corporations provide TechTeam with unique expertise and experience in providing IT support solutions, including IT outsourcing services, government technology services, IT consulting and systems integration, technical staffing, and learning services. For information about TechTeam Global, Inc. and its outstanding services call (800) 522-4451 or visit www.techteam.com. TechTeam’s common stock is traded on the Nasdaq National Market under the symbol “TEAM.”

          Headquartered in Southfield, Michigan, TechTeam also has locations in Dearborn, Michigan; Davenport, Iowa; Chantilly, Virginia; Portsmouth, Rhode Island; Bethesda and Germantown, Maryland; Brussels and Gent, Belgium; Uxbridge, United Kingdom; Cologne, Germany; Gothenburg, Sweden; and Bucharest, Romania.

SOURCE  TechTeam Global, Inc.
          -0-                                                            06/08/2006
          /CONTACT:  William C. Brown, President and Chief Executive Officer,
+1-248-357-2866, or wcbrown@techteam.com; or Marc J. Lichtman, Vice President,
Chief Financial Officer, and Treasurer, +1-248-357-2866, or
marc.lichtman@techteam.com, both of TechTeam Global, Inc./
          /Web site:  http://www.techteam.com/
          (TEAM)